Exhibit 10.1

[Enstar Group Limited Letterhead]

EXECUTION VERSION

July 6, 2022

Paul J. O’Shea
Enstar Group Limited
Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM JX
Bermuda

Dear Paul:

After almost three highly successful and transformative decades, you have expressed your intent to retire on March 1, 2023, which is the end of the term of your current Amended and Restated Employment Agreement with Enstar Group Limited (the “Company”), dated as of January 21, 2020 (the “Employment Agreement”). On behalf of myself, the entire Board of Directors and the management team, we would like to acknowledge your exemplary service and thank you for everything you have meant, and continue to mean, to the Company. We are pleased that you intend to continue to serve as a director of the Company following your retirement and accept re-nomination and re-election to the Board of Directors at the annual general meeting of shareholders in 2023.

Reference is made to the Employment Agreement, and initially capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement. This letter agreement (this “Agreement”) sets forth the terms pursuant to which you and the Company have agreed to operate in light of your intended retirement.

In consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.Retirement on March 1, 2023. Executive agrees to continue his employment with Company in his role as President until March 1, 2023 (the “Retirement Date”), at which time he will retire from employment.
2.No Changes to Compensation during Remainder of Employment. Executive’s compensation and benefits will remain in place until the Retirement Date and shall include the following:

(i)Continuation of base salary at the annual rate of $1.5 million;

(ii)Continued eligibility for an annual incentive cash bonus for the year ended December 31, 2022, in accordance with the terms and conditions of the Company’s 2022-2024 Annual Incentive Program and subject to the conditions established by the Human Resources and Compensation Committee (the “Annual Incentive Plan”), to be paid not later than the Retirement Date.

(iii)No changes in the vesting schedule or any other terms of Executive’s issued and outstanding Restricted Stock Unit and Performance Stock Unit awards, which shall continue in full force and effect and are expected to vest on January 21, 2023 and March 1, 2023, respectively.

(iv)Continued eligibility for all other employee benefits applicable to Executive at the time of this letter agreement, which includes those specified in Sections 3.3 (Employee Benefits), 3.4 (Vacation), 3.5 (Expense Reimbursement), and 4 (Termination of Employment).

3.Post-Retirement Medical and Dental Coverage. Executive and his spouse (as such term is defined in the Enstar Limited health care program documents in effect from time to time) shall be entitled to receive comprehensive medical and dental coverage on the same terms as provided generally to employees of the Company in Bermuda throughout retirement with no termination date, with ongoing coverage provided for his spouse in the event of his death.

4.Eligibility for Non-Employee Director Compensation starting March 2, 2023. Beginning of March 2, 2023, in connection with the end of his employment and the continuation as a Board member in a non-employee capacity, Executive will be eligible to participate in any and all compensation programs offered to the non-employee directors of the Company. Currently, this includes a cash retainer and restricted equity retainer, and eligibility for the Non-Employee Director Deferred Compensation and Ordinary Share Plan, but all non-employee director compensation
P.O. Box HM 2267, Windsor Place, 3rd floor, 22 Queen Street, Hamilton HM JX, Bermuda
Tel: (441) 292-3645 Fax: (441) 296-0895

arrangements are subject to change from time to time in the sole discretion of the Company’s Board of Directors.

5.Other Directorships on behalf of the Company. If the Company requests that Executive continue in his role as a director representative with respect to the Company’s investments in Core Specialty Insurance Holdings, Inc. or Northshore Holdings Limited (and subsidiaries), or accept a role as a director representative on other investments or subsidiaries, the Company and Executive will agree on an appropriate fee for these services.

6.IT and Administrative Support. The Company shall provide Executive with a computer and other reasonable IT equipment and ongoing technical support for the greater of: (i) the end of his service to the Company as a director, director representative or otherwise (“Director Service”) and (ii) 24 months from the Retirement Date. Executive will continue to have access to Company administrative support staff for the greater of: (i) the Director Service and (ii) 12 months from the Retirement Date.

7.Release. As a condition precedent to receiving any of the payments contemplated by this Agreement for consulting services, Executive shall execute and deliver to the Company the General Release attached hereto as Exhibit A (the “Release”) on the Retirement Date. If Executive fails to deliver such Release on such date, Executive will not be entitled to any compensation or benefits under this Agreement other than pursuant to Section 5 (Other) of this Agreement.

8.Additional Acknowledgments.

a.EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS LETTER AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS ALL OF ITS TERMS AND THAT HE KNOWINGLY AND VOLUNTARILY ASSENTS TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN, INCLUDING WITHOUT LIMITATION, THE WAIVERS AND RELEASE CONTEMPLATED HEREBY, AND THAT HIS WAIVER OF RIGHTS OR CLAIMS ARISING UNDER ANY STATUTE, LAW OR REGULATION IS IN WRITING AND IS UNDERSTOOD BY HIM AND THAT EXECUTIVE HAS NO PHYSICAL OR MENTAL IMPAIRMENT OF ANY KIND THAT HAS INTERFERED WITH EXECUTIVE’S ABILITY TO READ AND UNDERSTAND THE MEANING OF THIS AGREEMENT OR ITS TERMS, AND THAT EXECUTIVE IS NOT ACTING UNDER THE INFLUENCE OF ANY MEDICATION OR MIND-ALTERING CHEMICAL OF ANY TYPE IN ENTERING INTO THIS AGREEMENT; AND

b.EXECUTIVE ACKNOWLEDGES THAT THE COMPANY EXPRESSLY ADVISED HIM TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT AND THE WAIVER AND RELEASE CONTEMPLATED HEREBY.

9.Choice of Law; Contract Interpretation.

a.This Agreement shall be construed in accordance with and governed by the laws of the Island of Bermuda, without regard to principles of conflict of laws.

b.Executive agrees that the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against Executive or the Company.

10.Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile or PDF signatures shall be deemed as effective as originals.

11.Assignment; Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Company only to a person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Company in the business or substantially all of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

12.Complete Agreement. This Agreement, together with the Employment Agreement and the Release, is complete and is the only agreement of the parties relating to the matters addressed herein and supersedes any and all prior promises or agreements made by, to or between the parties, whether written or oral, with respect thereto. This Agreement shall be deemed to amend the

Employment Agreement in all respects contemplated hereby, and the Employment Agreement shall otherwise remain unchanged.
[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

ENSTAR GROUP LIMITED

By: /s/ Dominic Silvester
Name: Dominic Silvester
Title: Chief Executive Officer

/s/ Paul J. O’Shea
Paul J. O’Shea

Exhibit A
GENERAL RELEASE

This GENERAL RELEASE (this “Release”) is made and entered into by and between Enstar Group Limited (the “Company”) and Paul O’Shea (“Executive”) as of March 1, 2023.

BACKGROUND

WHEREAS, Executive and the Company are currently parties to that certain Amended and Restated Employment Agreement dated as of January 21, 2020 (the “Employment Agreement”), as amended by that certain Letter Agreement dated as of June 30, 2022 (the “Letter Agreement”);

WHEREAS, on the date hereof, the term of Executive’s employment under the Employment Agreement is ending due to Executive’s retirement; and

WHEREAS, the execution of this Release is a condition precedent to Executive receiving the consideration set forth in the Letter Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

TERMS
1.Release.

a)By countersigning and delivering to the Company this Release, and in consideration of the payments and other benefits provided in the Letter Agreement, Executive hereby releases and discharges the Company, its present and former parent corporations, its now or hereafter existing predecessors, joint ventures, partners, affiliates, subsidiaries, successors, assigns and otherwise related entities, and the respective incumbent and former shareholders, officers, directors, members, managers, employees, consultants, agents, representatives, fiduciaries of such entities and their respective successors and assigns and their respective benefit plans (the Company, together with the persons listed in this sentence being referred to collectively as the “Released Entities and Persons” and each a “Released Entity or Person”), from any and all claims, liabilities, demands or causes of action of whatever nature, known or unknown, inchoate or otherwise, whether based in contract (written, oral, express, implied or otherwise), any statute, regulation or other law (including common law) or in equity, that Executive has ever had or could have had as of the date of this Release, including, without limitation, any claim arising out of or in any way connected with or related to Executive’s employment by the Company or any of its affiliates and/or the Agreement to the Employment Agreement, which includes the following:

i.any claim for additional pay, notice pay, severance pay, benefits, incentives, awards, options, restricted stock awards, stock appreciation rights, retention payments, commissions and/or bonuses, including under the Employment Agreement, any benefit plan maintained by the Company or its affiliates, or any equity incentive plan maintained by the Company or its affiliates;

ii.any claim regarding bias, age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination, including, without limitation, any rights or claims under any Bermudian or other law, regulation or ordinance; and/or

iii.any claim for: (A) harassment or retaliation; (B) intentional or negligent infliction of emotional harm, defamation, or any other tort; (C) fraud or conversion; and (D) mental, physical or other personal injuries, or pain and suffering.

If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Released Entity or Person is a party.

b)Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this

Release in full force and effect. At the Company’s request, Executive agrees to execute and deliver to the Company a revised release which will effectuate his intention to release the Released Entities and Persons unconditionally, as set forth in accordance with this Release, to the maximum extent permitted by law.

c)Notwithstanding the foregoing, the release contained herein shall not apply to any right or claim that may arise after March 1, 2023, or to the Company’s obligations under the Letter Agreement.

d)The release of claims contained herein shall not waive any rights Executive may have been granted under the certificate of incorporation or bylaws of the Company or any of its affiliates, the Employment Agreement or any other policy relating to indemnification rights covering Executive’s actions on behalf of the Company or any of its affiliates in the scope of and during the course of Executive’s employment by the Company, including any insurance policies covering such actions.

2.Choice of Law; Contract Interpretation.

a)This Agreement shall be construed in accordance with and governed by the laws of the Island of Bermuda, without regard to principles of conflict of laws.

b)Executive agrees that the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against Executive or the Company.

c)As used in this Agreement, the term “affiliate” of any person or entity shall mean any other person or entity that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such first person or entity. For purposes of this definition, “control” of an entity shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

IN WITNESS WHEREOF, the parties have duly executed this Release as of the dates set forth below.

ENSTAR GROUP LIMITED

By: ____________________                            _______________________
Name:                                                  Paul J. O’Shea
Title:

Date: March 1, 2023                                    Date: March 1, 2023